Exhibit 10.122
[Free Translation from Hebrew]

Agreement of Principles

Entered into and signed on March 17, 2008

By and between

Tiv Taam Holdings 1 Ltd. (Public Company 52-004118-7)
Industrial Zone, Emek Hefer, P.O. Box 1140 Hadera 38811
(hereinafter - the "Seller")

of the first part;

And:

Xfone 018 Ltd. (P.C. 51-353343-0)
1 Odem St., Petach Tikva 49170
(hereinafter– the "Buyer")

  of the second part;

Whereas
The Seller holds 14,497,847 shares of Robomatix Technologies Ltd. (Public Company 52-004037-9) (hereinafter - the "Company"), which constitute 88.8% of the Company's issued share capital (approximately 68.54% of the Company's share capital in full dilution, assuming conversion of all the convertible securities, including options, into the Company's shares); and

Whereas	The Company is registered with the Registrar of Companies in Israel and was traded in the past in a stock exchange in the United States; and

Whereas	At the date of execution of this Agreement of Principles, the Company does not have independent business activity, to the exclusion of its holdings as described below; and

Whereas
The Company holds 90% of the issued share capital of Tadiran Telecom - Communication Services In Israel Ltd. (P.C. 51-358880-6) (hereinafter - "Tadiran Telecom"), in full dilution, including options; and

Whereas	Tadiran Telecom is the general partner in Tadiran Telecom - Communication Services In Israel – Limited Partnership (No. 55-021770-7) (hereinafter - the "Partnership"); and

Whereas	The Company is a limited partner in the Partnership and its share in the Company's capital is at 90% of the Partnership's capital; and

Whereas	The Partnership is in the business of distribution, sale, maintenance and service of business communications switchboards and auxiliary equipment for switchboards in Israel; and

Whereas
The Seller presented to the Buyer copies of A. the Company's articles of association and Tadiran Telecom's articles of association, B. The shareholders agreement dated April 21, 2005 between the Company and Man Capital Investments Ltd., C. an agreement between the Partnership and Gill & A.R. Telecom Systems – Registered Partnership, and correspondence with respect to the aforementioned agreement between the Company and Mark Zaltzman's counsel, D. the draft of the Partnership's financial statements for December 31, 2007. The Buyer represents that he is aware of the contents and provisions the aforementioned documents A-D; and

Whereas
The Seller wishes to sell to the Buyer all the Company's shares that he owns, and the Buyer wishes to acquire from the Seller all the Company shares owned by the Seller, free and clear of any debt, pledge, lien or any third party right, and through these shares to acquire control of the Company, of Tadiran Telecom and of the Partnership, as the term "Control" is defined in the Securities Law, 5728-1968; and

Whereas	The Seller represents as follows:

A.
He is not a party to any voting agreement in the Company and/or in Tadiran Telecom and/or in the Partnership (to the exclusion of documents a-c above, if and insofar that they constitute a voting agreement);

B.	He holds more than one half of the voting rights at the general meeting of the Company, and through it at the general meeting of Tadiran Telecom and at the parallel body of the Partnership;

C.	He holds more than one half of the rights for the appointment of directors at the Company, and through it at Tadiran Telecom and at the parallel body of the Partnership; and

Whereas	The Buyer intends to acquire all of Man Capital Investments Ltd.'s holdings in Tadiran Telecom, and its full rights in the Partnership;

Now, Therefore, the Parties have Agreed, Stipulated and Represented as Follows:

1.	Acquisition of the Seller's Shares in the Company

1.1.
The Seller will sell to the Buyer 14,497,847 of the Company's ordinary shares, which constitute 100% (one hundred percent) of the Seller's shares in the Company (hereinafter – the "Acquired Shares"). In consideration for the Acquired Shares and for fulfillment of the Seller's undertakings in accordance with Section 2.1 below, the Buyer will pay the Seller a sum of NIS 44 (forty four) million, subject to adjustments as stated in Section 3.2 below (hereinafter – the "Acquisition Amount").

1.2.
On the date of the transaction's closing (as this term is defined below), the Buyer will pay the Seller, on account of the Acquisition Amount, the sum of NIS 15.5 (fifteen and a half) million, through a cashier’s check to the order of the Seller (hereinafter – the "First Installment").

1.3.
An additional sum of NIS 15.5 (fifteen and a half) million linked to the Consumer Price Index as stated in Section 1.6 below (hereinafter – the "Second Installment"), will be paid by the Buyer to the Seller until November 20, 2008. The sum of the Second Installment is subject to adjustments as stated in Section 3.2 below.

1.4.
The balance of the Acquisition Amount, an amount of NIS 13 (thirteen) million, linked to the Consumer Price Index as stated in Section 1.6 below (hereinafter – the "Third Installment"), will be paid by the Buyer to the Seller until November 1, 2009. At the date of the transaction's closing, the Buyer will deliver to the Seller a postdated check made to the order of the Seller due to the Third Installment, payable on November 1, 2009.

1.5.
To ensure the performance of the Second Installment, the Buyer will deposit in the hands of the parties' counsel, Adv. Nir Oren and Adv. Ofer Yuval, who shall serve as the parties' trustees, in joint trust (jointly, hereinafter – the "Trustee"), a postdated check made to the order of the Seller in the sum of NIS 15.5 million, payable on November 20, 2008, according to a letter of instructions to the Trustee which will be signed by the parties on the date of closing of the transaction.

1.6.
The sums of the Second and Third Installments will be linked to the Consumer Price Index. A change to the Consumer Price Index will be calculated according to the last known index on the date of the transaction's closing in comparison to the last known index on the day of actual payment. In the event the sums of the Second and Third Installments, or any of them, increase as a result of linkage differentials as aforesaid, the Buyer will pay the linkage differentials to the Seller on the dates of the Second and/or Third Installment, respectively. In the event that the sums of the Second and Third Installments, or any of them, decrease as a result of linkage as aforesaid, the mechanism described in Section 1.10 below will apply to the decreased sum, mutatis mutandis.

1.7.
In exchange for delivering the cashier’s check and the checks as aforementioned in Sections 1.2-1.5 above to the Seller and the Trustee, as the case may be, and at the time of delivery thereof, the Seller will deliver to the Buyer signed share transfer deeds which address the transfer of all the Acquired Shares (14,497,847 shares) as well as the rest of the documents required for the performance of the share transfer as aforesaid in accordance with the law and/or the Company's articles of association. In addition, the Seller will deliver to the Buyer resignation letters of all the Company's directors, as well as resignation letters of the directors who were appointed on behalf of the Company or according to its recommendation in Tadiran Telecom.

1.8.
For the avoidance of any doubt, failure to pay the Second Installment and the Third Installment by the Buyer in full and on time, will constitute a material breach of this Agreement of Principles. Without derogating from the aforesaid and from any remedy and/or right of the Seller according to law and by virtue of an agreement, for every day of delay in payment of the Second and/or Third Installment, the Buyer will pay the Seller a linked interest at a rate of 1% per month, for the sum in arrears, which shall be added to the sum in arrears on a monthly basis.

1.9.
To ensure the performance of each of the Second and/or Third Installments, the Buyer will deliver to the Seller on the date of the transaction's closing a letter of guarantee from the Buyer's parent company, Xfone Inc., in the language agreed upon between the parties until the date of the transaction's closing. In the event that the parties do not reach an agreement with respect to the language of the letter of guarantee to the satisfaction of the Seller until the date of the transaction's closing, the Seller will be entitled to inform the Buyer that he is withdrawing from fulfillment of the transaction. For the avoidance of doubt, it is clarified that the Seller gave his agreement to the language of the guarantee attached as Annex B to this Agreement of Principles.

1.10.

1.10.1.
Upon presentation of the approval of the Buyer's bank for the performance of an irrevocable transfer of the Second Installment in full (including linkage differentials thereon) until November 20, 2008, to the Seller's bank account, the Trustee will return the check aforementioned in Section 1.5 to the hands of the Buyer.

1.10.2.
In the event that the Acquisition Amount is decreased as aforementioned in Sections 3.2 and 3.3, the Buyer will pay to the Seller the sum of the Second Installment less the consideration reduction amount, and upon presentation of the approval of the Buyer's bank for the performance of an irrevocable transfer of the Installment as aforesaid, the Trustee will return to the Buyer the check aforementioned in Section 1.5.

1.10.3.
In the event that the Trustee was not presented with the approval from the Buyer's bank for the performance of an irrevocable transfer of the Second Installment or for the performance of the reduced Second Installment (in the event that the Acquisition Amount was reduced) until November 23, 2008, the Trustee will transfer the check aforementioned in Section 1.5 to the Seller who will be entitled to clear it (in whole or in part, as the case may be), without derogating from any remedy and/or right of the Seller according to law and/or by virtue of an agreement.

1.10.4.
It is agreed that apart for the adjustment of the sum of the Second Installment in accordance with Section 3.2 below, the Buyer will not be entitled to deduct and/or offset any sum from the Second Installment and from the Third Installment and/or avoid and/or postpone the payment date of the Second Installment and the Third Installment, for any reason whatsoever, including due to a claim that the Seller breached any of the provisions of this Agreement of Principles.

1.11.
For the avoidance of doubt, it is clarified that upon performance of the First Installment, the Buyer will be entitled to all the rights accompanying all the Acquired Shares, including appointment of directors, voting rights etc. in accordance with the provisions of the law and the Company's articles of association.

2.	Liability for the Company's Debts and Undertakings

2.1.
The Seller will bear all the Company's debts to the tax authorities with respect to the period until the date of the transaction's closing, if and insofar that such debts exist and/or shall exist, and he will indemnify the Company due to any debt paid by it as aforesaid. In his contacts with the tax authorities with respect to the Company's debts and even before the issuance of final assessments for the Company, the Seller will be entitled to use the Company's accumulated losses which are related to the period until the date of the transaction's closing, provided that such use will be subject to and in accordance with any law and with the purpose of reducing the Company's debts to the tax authorities. For the aforesaid purpose, and as a condition for the Seller's liability according to this Section 2, the Seller, or whoever he determines for this purpose, will represent the Company in the contacts with the tax authorities and in any legal proceeding (including an appeal and/or a motion for leave to appeal the results of the proceeding until a conclusive judgment) with respect to the tax assessment for the period until the date of the transaction's closing and will be the Company's power of attorney for this matter, and the Buyer undertakes to act in his capacity as a shareholder in the Company so that the Company will sign any document required for that purpose and to provide the Seller with the required assistance for the representation of the Company as aforesaid. It is clarified that the Seller will bear all the costs involved in the contacts with the tax authorities and in any legal proceeding as aforesaid, if any. If for any reason whatsoever, to the exclusion of the breach of the Buyer's undertakings determined in this Sub-section above, the Seller will not use the Company's accumulated losses as aforesaid, the Seller will not be entitled to any compensation from the Buyer, the Company, Tadiran Telecom or the Partnership. Without derogating from the aforesaid, the Company will not settle with the tax authorities and will not consent to the referral of the legal proceeding, if any, to arbitration and/or mediation in accordance with Section 79A of the Courts Law [Consolidated Version] without the prior written consent of the Seller.

2.2.
It is agreed that the Seller, on behalf of the Company, will conduct and bear the costs of an arbitration proceeding/a legal proceeding that is held/will be held opposite Hachsharat Hayishuv with respect to sums which are allegedly due to the Company from Hachsharat Hayishuv in the event that any intakes are received from the aforesaid proceedings, they will be paid to the Seller. The Seller will also bear any sum decided against the Company in the context of an arbitration proceeding/legal proceeding as aforesaid according to a judgment which is not subject to a stay of execution, and will indemnify the Company due to any adjudicated sum paid by the Company in the context of the aforesaid proceedings, all subject to the Company signing any document required for its representation by the Seller and/or anyone on his behalf (including in appeal proceedings and/or an MLA on the results of the proceeding until a conclusive judgment) and subject to the Company and/or the Buyer not settling and not consenting to the transfer of the legal proceeding to arbitration and/or settlement in accordance with Section 79a of the Courts Law [Consolidated Version] without the prior written consent of the Seller.

2.3.
It is also agreed that the Seller will not be responsible for the debts of the Company and/or of Tadiran Telecom and/or of the Partnership, as the case may be, to the employees of any of the aforesaid corporations (hereinafter: the "Employees"), whether created before the date of execution of this Agreement of Principles and whether created after. The Buyer represents and undertakes that he will not have any claim against the Seller due to undertakings vis-à-vis the Employees, including, but not only, undertakings following the transfer of control in the Company and/or in Tadiran Telecom and/or in the Partnership. The Buyer undertakes to indemnify the Seller if he is charged by a judgment (which is not subject to a stay of execution) given in a suit filed, if any, against the Seller due to payments and/or rights that are due to any of the Employees due to their status as employees (including, but not only, rights which are granted to any of them following the transfer of control in the Company and/or in Tadiran Telecom and/or in the Partnership). A condition for an indemnification as aforesaid is that the Seller will enable the Buyer and/or the Company and/or Tadiran Telecom and/or the Partnership to defend against the suit in his name (including in appeal proceedings and/or an MLA on the results of the proceeding until a conclusive judgment) and will sign any document required for that purpose, and subject to the Seller not settling or consenting to the transfer of the legal proceeding to arbitration and/or settlement in accordance with Section 79a of the Courts Law [Consolidated Version] without the prior written consent of the Buyer. The aforesaid does not derogate from the Buyer's rights according to Section 3 below.

2.4.
It is agreed that from the date of execution of this Agreement of Principles and until the earliest of: (a) the date of the transaction's closing or (b) the cancellation and/or termination of this Agreement of Principles, the Seller will act in his capacity as a holder of control in the Company so that there will be no material action in the Company, in Tadiran Telecom or in the Partnership, that deviates from the ordinary course of business without consulting with the Buyer and receiving his prior written consent, a consent which shall not be denied, unless for reasonable reasons which will be described in a notice delivered to the Seller in writing within three business days. For this matter, "a material action which deviates from the ordinary course of business" means – a distribution of dividend, grant of options for the acquisition of securities in the Company and/or in Tadiran Telecom and/or in the Partnership, an increase in the undertakings beyond the undertakings which derive from the corporation's current activity, a share allotment, a change in the rights accompanying the shares and the sale of material assets other than in the ordinary course of business.

2.5.
The Seller undertakes that starting the date of execution of this Agreement of Principles he will not make an offer and/or conduct negotiations and/or conduct contacts with respect to the sale of the Acquired Shares, until the earliest of: (a) the date of the transaction's closing or (b) the cancellation and/or termination of this Agreement of Principles.

2.6.
It is agreed that the Seller will indemnify the Company and/or Tadiran Telecom and/or the Partnership, as the case may be, due to any sum decided by a competent court (in a judgment which is not subject to a stay of execution) against any of them with respect to a demand and/or claim which the Seller knew of and which was not disclosed by him to the Buyer until the date of the completion of the Due Diligence Examination, as it is defined below. A condition for an indemnification as aforesaid is that the Company and/or Tadiran Telecom and/or the Partnership will enable the Seller to defend against the suit in their name (including in appeal proceedings and/or an MLA on the results of the proceeding until a conclusive judgment) and will sign any document required for that purpose, subject to the Company and/or the Buyer not settling and not consenting to the transfer of the legal proceeding to arbitration and/or settlement in accordance with Section 79a of the Courts Law [Consolidated Version] without the prior written consent of the Seller.

3.	A Due Diligence Examination and the Closing of the Transaction

3.1.
No later than 60 days from the date of execution of this Agreement of Principles, the Buyer will complete a legal and accounting due diligence examination of the Company, Tadiran Telecom and the Partnership (above and hereinafter – the "Due Diligence Examination"). For the purpose of conducting the Due Diligence Examination the Seller will deliver to the Buyer immediately after the execution of this Agreement of Principles, the material reports and documents related to the aforementioned corporations and which had not been delivered to him previously. The Seller will also deliver to the Buyer, at his request, additional documents and authorities with respect to the aforementioned corporations and/or will cause them to be forwarded to the Buyer. It is agreed that the delivery of all the information to the Buyer for the purpose of the Due Diligence Examination is subject to an undertaking to maintain confidentiality which has been signed by the Buyer and is attached as Annex A to this Agreement of Principles.

3.2.
The parties agree that the aggregate sum of the equity balance of the Company, Tadiran Telecom and the Partnership, as of December 31, 2007, as shall appear in the audited financial statements for December 31, 2007 of the Company, Tadiran Telecom and the Partnership (hereinafter – the "Equity Balance") serves as a basis for the Acquisition Amount. In the event that following the Due Diligence Examination it is discovered that there are adverse changes to the Equity Balance in a sum that exceeds NIS 500,000, the Buyer will be entitled to reduce the Acquisition Amount accordingly. The parties agree that adverse changes to the Equity Balance of the Company and/or Tadiran Telecom will not include the impact of the changes to the equity balance of held companies as it is reflected/will be reflected in the financial statements of the Company and/or Tadiran Telecom by way of equity profits or partnership profits.

In the event that following the Due Diligence Examination, adverse changes to the Equity Balance in a sum which exceeds NIS 4 million will be discovered, the Buyer will be entitled to inform the Seller that he is withdrawing from the performance of the transaction, and the Seller will be entitled to inform the Buyer that he is withdrawing from the performance of the transaction. In the event the Seller or the Buyer delivered a notice as aforesaid, this Agreement of Principles will no longer have any binding effect (without derogating from the provisions of the confidentiality undertaking in Annex A above), and it will be considered null and void and no party will have any claim in this respect against the other party.

3.3.
Until the passage of 5 business days after the completion of the Due Diligence Examination the Buyer will inform the Seller (with a copy to the Trustee) about his position with respect to the price adjustment and/or the right of cancellation as aforesaid in Section 3.2. Within 5 business days after receipt of the Buyer's notice, the Seller will disclose to the Buyer (with a copy to the Trustee) his position with respect to the Buyer's position. In the event that there is a disagreement between the Seller and the Buyer with respect to the reduction of the Acquisition Amount and/or the right of cancellation, the parties will act as follows:

3.3.1.
The financial managers on behalf of both parties will meet and try to reach an agreement with respect to the reduction of the Acquisition Amount and its amount. In the event that the parties reach an agreement, its details shall be disclosed to the Trustee.

3.3.2.
In the event that the parties' financial managers do not reach an agreement within 7 days, Mr. Guy Nissenson on behalf of the Buyer will meet Mr. Kobi Traibitsh on behalf of the Seller and they will try to reach an agreement with respect to the reduction of the Acquisition Amount and its amount. In the event that the parties reach an agreement, its details will be disclosed to the Trustee.

3.3.3.
In the event that the parties do not reach an agreement as aforesaid within 14 additional days, the parties will turn to an accountant whose identity will be agreed upon between the parties until the date of the transaction's closing, and at the absence of an agreement – to an accountant who shall be appointed by the President of the Institute of Certified Public Accountants in Israel (hereinafter: the "Deciding Adjudicator") who will decide with respect to the reduction of the Acquisition Amount and its amount, after hearing the parties' arguments on the matter. The Deciding Adjudicator's judgment will be given within 14 days of the date on which he was addressed and will be final and binding, and a copy of it will be given to the Trustee.

3.3.4.
It is agreed that insofar that the disagreements between the parties as aforesaid in Section 3.3 will impact the right of the Buyer or the Seller to cancel the Agreement in accordance with the provisions of Section 3.2 above, the date of the transaction's closing will be postponed until the end of 5 business days after resolving the disagreement as aforementioned.

3.4.
It is agreed that until the passage of 5 business days after the completion of the Due Diligence Examination the Buyer will be entitled to withdraw from the fulfillment of the transaction at the occurrence of one of the cases described below (without derogating from his confidentiality undertakings as aforementioned in Annex A of this Agreement of Principles). In the event that the Buyers informs that he is withdrawing from the fulfillment of the transaction, this Agreement of Principles will be null and void and none of the parties shall have any demands and/or rights and/or claims with respect to this Agreement of Principles and/or its cancellation:

3.4.1.	The Buyer's right to cancel the transaction was activated in accordance with his right according to any provision of the provisions of this Agreement of Principles above and hereinafter.

3.4.2.
The Buyer discovered a material finding with respect to the Acquired Shares and/or with respect to the rights accompanying the Acquired Shares and/or with respect to the Company and/or with respect to Tadiran Telecom and/or with respect to the Partnership and/or with respect to the assets of any one of them and/or with respect to the rights of any one of them and/or with respect to the undertakings of any one of them and/or any other material finding related to any one of them, and which significantly prejudices the profitability of the transaction for the Buyer (for this matter it is clarified that any finding which means an adverse change to the Equity Balance will not entitle the Buyer to a right of cancellation as aforesaid unless the adverse change to the Equity Balance accumulates to a sum which exceeds NIS 4 million in which case the cancellation will be in accordance with Section 3.2 and 3.3 above).

3.4.3.	In the context of the Due Diligence Examination, the Buyer did not receive material documents requested by him.

3.4.4.	The Buyer discovered that a representation of the Seller's representations in this Agreement of Principles is untrue.

3.5.
Immediately after the execution of this Agreement of Principles the parties will file with the General Director of the Antitrust Authority (hereinafter – the "General Director") suitable requests for receiving the approval of the General Director for the transaction which is the subject matter of this Agreement of Principles. The parties will also file, immediately after the execution of this Agreement of Principles, any request to any governmental authority (such as the Ministry of Communication) the approval of which is required by any law for the purpose of performance of the transaction (hereinafter – the "Authority"), if and insofar that it is required.

3.6.
The transaction which is the subject matter of this Agreement of Principles will be completed within 75 days of the date of execution of this Agreement of Principles or within 15 days of the date on which the approval of the General Director or the approval of the Authority is received (if and insofar that such an approval is required), at the latest of all these (above and hereinafter – the "Date of the Transaction's Closing").

In the event that the approvals of the General Director or of the Authority were not received (insofar that it was required) within 120 days of the date of execution of this Agreement of Principles, or a reserved approval was received or an approval under conditions which make it burdensome on the Buyer or significantly prejudice the profitability of the transaction for the Buyer, this Agreement of Principles will be null and void as if it was never executed (without derogating from the Buyer's undertakings for confidentiality as aforesaid in Annex A of this Agreement of Principles) and no party will have any claim in this respect against the other party, unless an act and/or omission of a party to this Agreement of Principles was the cause of not giving the approval as aforesaid.

4.	Miscellaneous:

4.1.
Each party, by signing this Agreement of Principles, represents and confirms that his entering into this Agreement of Principles was approved by the organs authorized to approve it in that party and that there is no lawful or contractual impediment to his entering into this Agreement of Principles and to the fulfillment of all of his undertakings in accordance with this Agreement of Principles. The Seller represents and undertakes that his signature on this Agreement of Principles and/or the sale of his holdings in the Company is not contradictory to any agreement between the Seller and/or the Company and/or Tadiran Telecom and/or the Partnership and any third party.

4.2.
Subject to the right to cancel this Agreement of Principles which is established in the provisions of this Agreement of Principles above, and apart from the explicit representations given by the Seller in this Agreement of Principles and the representations which will be given in the context of the Due Diligence Examination, the Buyer is buying the Acquired Shares according to the status of the Company and of Tadiran Telecom and of the Partnership As Is and the Buyer does not have and will not have any demand and/or claim against the Seller to the exclusion of with respect to the incorrectness and/or incompleteness of the explicit representations given by the Seller as aforesaid in this Section and/or the breach of this Agreement of Principles by the Seller.

4.3.
The laws of the State of Israel will apply to this Agreement of Principles (including, for the avoidance of doubt, to the guarantee mentioned in Section 1.9 above). The courts of the city of Tel Aviv shall have sole and exclusive jurisdiction to discuss and decide on any disagreement arising between the parties with respect to all matters related to this Agreement of Principles, its interpretation and fulfillment.

4.4.	No change and/or amendment to this Agreement of Principles shall be in effect unless made in writing and signed by all parties to this Agreement of Principles.

4.5.
For the avoidance of doubt it is clarified that in any case in which this Agreement of Principles is cancelled and/or considered to be cancelled, for any reason whatsoever, the Buyer's undertaking to maintain confidentiality as aforesaid in Annex A of this Agreement of Principles shall continue to apply.

In witness whereof, the Parties have hereto set their hands on:

/s/ Tiv Taam Holdings 1 Ltd.	/s/ Xfone 018 Ltd.
Tiv Taam Holdings 1 Ltd.	Xfone 018 Ltd.
The Seller	The Buyer
Represented by:	Represented by: Roni Haliva - CEO

Annex A

Confidentiality Undertaking

To
Tiv Taam Holdings 1 Ltd.
Emek Hefer Industrial Zone, P.O.B 1140 Hadera 38811

Since you intend to provide us with Confidential Information with respect to the Company and its activity (including with respect to any corporation controlled by the Company and its activity) for the purpose of performing a due diligence examination (the “Due Diligence Examination”), we therefore irrevocably undertake as follows:

1.
In this undertaking, the “Confidential Information” means: any information of any kind whatsoever that shall be disclosed to us, to our employees and/or anyone on our behalf by you in the context of the Due Diligence Examination, including and without derogating from the generality of the aforesaid, any information regarding any of the Company’s shareholders, the Company’s officers, the Company’s customers (including potential customers), to the business of any of the Company’s shareholders, to the Company’s future plans regarding the manner of conduct of its business, including any information directly or indirectly related to the Company’s business, the Company’s internal procedures, commercial contacts and affairs, economic and financial planning, volume of activity, pricelists, market prices, key personnel therein, employee training and qualification methods that the Company uses and/or will use during employee training, marketing methods, information regarding the products manufactured and/or to be manufactured by the Company or the development, manufacture or marketing thereof, to the Company’s work methods, the Company’s calculations, information regarding the Company’s data, suppliers, sales, investors, employees, information regarding the relations between the Company and its customers and suppliers, its customers’ demands, its assets and liabilities, know-how regarding past, existing or future projects, including all information pertaining to the Company’s intellectual property rights including know-how, perceptions, tests, registrations, formulas, compositions, designs, inventions and ideas, existing and future developments, patents, copyrights and the technology used or developed by the Company in connection with its products, and the documents, sketches, accounts, specifications, printouts, floppy discs, magnetic tapes, software, computer programs, CDs, work papers and any document or database that includes the Confidential Information, in whole or in part, whether prepared by the Company or therefore, and any document of any kind whatsoever that will serve us, our employees and/or anyone on our behalf in connection with the Due Diligence Examination.

In this Section, the term “Company” includes the Company and anycorporation controlled by the Company.

2.	By signing this letter of undertaking , we undertake to you on our behalf and on behalf of our employees and/or anyone on our behalf as follows:

Annex A -1 -

2.1	To maintain in strict confidence and not to disclose or transfer to another, either directly or indirectly, the Confidential Information or any part thereof.

2.2
Not to make any use, exploitation or application of the Confidential Information or any part thereof except for the use necessary for the application of the purpose for which the Confidential Information was delivered to us by the Company (namely for performing the Due Diligence Examination).

2.3	Not to publish the Confidential Information or any part thereof in any way.

2.4	To take the maximum precautions that are reasonable in these circumstances in order to prevent the presence and/or reaching of the Confidential Information to any third party.

2.5
We undertake to ensure, through every reasonable means, that all of our employees and/or anyone on our behalf, having access to the Confidential Information, shall be bound by a confidentiality undertaking according to the provisions of this undertaking, and we shall be fully responsible to you and to the Company for our employees and/or anyone on our behalf maintaining confidentiality.

2.6
Not to copy and/or photocopy and/or duplicate and/or otherwise create copies of the Confidential Information or any part thereof, including through computer copying, other than as required solely for the application of the purpose for which the Confidential Information shall have been delivered to us (namely for performing the Due Diligence Examination).

2.7
To return to the Company the Confidential Information, including any copy made thereof, upon your first demand, without our retaining any copies of the Confidential Information, including computer-made copies.

3.	We further declare, on our behalf and on behalf of our employees and/or anyone on our behalf, as follows:

3.1
The Company reserves all rights to every invention, patent, trademarks, service signs, drawings, moral right, copyright, and any other intellectual property right invented or planned by the Company and/or anyone on its behalf in connection with the Confidential Information.

3.2
The disclosure of the Confidential Information to us, to our employees and/or anyone on our behalf and the use thereof do not grant us, our employees and/or anyone on our behalf, under any circumstances, any right or license in respect of the Confidential Information, beyond the right to use the Confidential Information for the purpose of application of the purpose for which the Confidential Information was delivered to us (namely for performing the Due Diligence Examination).

Annex A -2 -

3.3
Our mere exposure to the Confidential Information does not constitute, directly or indirectly, the granting of a license and/or the granting of any right regarding a trademark, patent, copyright, trade secret and/or any other intellectual property right, of any kind whatsoever which will be based on the Confidential Information.

4.
Our undertakings according to this undertaking shall not apply with respect to any details included in the Confidential Information, which constitute information being in the public domain or having come into the public domain other than as a result of any breach of our undertakings; shall not apply to any Confidential Information received by us from third parties other than through any breach of our undertakings; shall not apply to Confidential Information required by law to be disclosed (a condition precedent thereto is that in such a case we will give you an advance notice in writing 10 (ten) days before such disclosure, to the extent possible and feasible).

5.	We will not be allowed to assign or transfer our rights and/or undertakings according to this undertaking.

6.	This undertaking will remain in effect until the Date of the Transaction's Closing as this term is defined in the Agreement.

7.	For the avoidance of doubt, it is clarified that in the event that the Transaction shall not be closed for any reason, this undertaking will remain in effect indefinitely.

Sincerely,

/s/ Xfone 018 Ltd.
Xfone 018 Ltd.

Annex A -3 -

Annex B

Date ________________

FROM: Xfone, Inc.
IN FAVOUR OF: Tiv Taam Holdings 1 Ltd. (the "Seller")

Dear Sirs/Madam,

1.
With reference to the agreement dated March 16 2008, between the Seller and Xfone 018 Ltd. (the "Buyer"), for the sale of shares of Robomatix Technologies Ltd. (the "Agreement"), the undersigned, Xfone, Inc., hereby irrevocably and unconditionally undertakes to pay to the Seller, upon receipt of the Seller’s first written demand stating that the amount claimed has become due to the Seller and remained unpaid, (i) The Second Payment of the Purchase Amount under the Agreement, in an amount of NIS 15,500,000 (fifteen million five hundred thousand NIS) subject to any adjustment in accordance with the provisions of the Agreement and any arrear interest accrued thereon, and (ii) The Third Payment of the Purchase Amount under the Agreement, in an amount of NIS 13,000,000 (thirteen million NIS) and any arrear interest accrued thereon, all in accordance with the provisions of the Agreement. In addition the undersigned undertakes to reimburse you for any reasonable legal expenses which shall be incurred by you in connection with the enforcement of the Agreement and this guarantee.

2.	the undersigned hereby acknowledges the content of the Agreement, its provisions and all obligations assumed by the Buyer there under.

3.	This guarantee shall remain valid until the full payment of the Second Payment and the Third Payment of the Purchase Amount under the Agreement.

4.
The undersigned will act upon the Seller’s first written demand, regardless if such demand was or was not addressed to the Buyer prior to the Seller's demand appointed to the undersigned. Furthermore, the Seller is not required to give the undersigned any prior-notice and/or extension period as a precondition to its undertakings hereunder.

5.
Any notice required or permitted hereunder, including, without limitation, service of process in connection with this guarantee, shall be delivered to the undersigned at the offices of Xfone 018 Ltd. at 1st Ha’odem St., Kiriat Matalon, Petach Tikva, Israel and any document delivered at such address shall be deemed legally binding and received upon the date of delivery.

6.	This guarantee shall be governed and construed in accordance with the laws of the state of Israel, without reference to conflicts of laws principles.

7.	Any and all disputes in relation to this guarantee shall be exclusively resolved by the competent courts in the city of Tel Aviv, Israel.

_________________________

Xfone, Inc.

Annex B -1 -

I hereby confirm, that Xfone, Inc. ("Xfone") is the holder  of 69% of the issued share capital of Xfone 018 Ltd., and that this guarantee was signed on behalf of Xfone by Mr._____________, ID number __________ whose signature binds Xfone for the all purposes hereof. I further confirm that Xfone has the capacity and authority to execute this guarantee and that this guarantee constitutes valid and legally binding obligations of Xfone, enforceable in accordance with its terms.

_________________________            _________________________
Date                                                                            Signature

Annex B -2 -